UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SouthCrest Financial Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 20, 2009

Dear Shareholder:

You recently received a proxy statement for a special meeting of shareholders to be held December 10, 2009, the primary purpose of which is to vote on the reclassification of certain shares of our common stock.  We encourage you to participate in the special meeting by attending and voting your shares in person or by completing and returning the proxy card included in the mailing.  We believe that the participation of our shareholders in this matter is vital.

Also included in the proxy materials was information about our preliminary third quarter results which reflect a loss of $6.2 million. This loss came about as a result of a non-cash charge against our earnings that is related to the impairment of goodwill on our balance sheet resulting from the acquisitions of First Polk Bankshares, Inc., Maplesville Bancorp, Inc. and Bank of Chickamauga.  We wanted to take this opportunity to further explain the goodwill impairment and its financial impact.

Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets of the company acquired in the transaction.  Companies that have goodwill on their balance sheet are required by generally accepted accounting principles to periodically perform an assessment of these assets to determine if they are impaired.  During the third quarter, we engaged an independent advisory firm to study our goodwill.  While their evaluation was based on several factors, a critical component of the evaluation of the goodwill was the prevailing market prices of community bank stocks, including our own common stock.  Because market prices for bank stocks have been and continue to be depressed, it was determined that all of the remaining goodwill was impaired and should therefore be written off through a charge against earnings.  This impairment charge amounted to $6.4 million and was recorded as of September 30, 2009, resulting in a loss of $6.2 million for the third quarter of 2009 and $5.9 million for the nine month year-to-date period.  Prior to this adjustment, we were profitable for the three-months and nine-months ended September 30, 2009.

It is important to remember that the goodwill impairment does not affect our regulatory capital ratios which remain in the “well capitalized” category.  This is important because these regulatory capital ratios are one of the primary means of evaluating a bank’s financial strength.  While the goodwill impairment had a neutral impact on our regulatory capital, we do believe that eliminating the goodwill strengthens our balance sheet.  The non-cash goodwill impairment charge further had no effect on our liquidity position.

If you have questions about the upcoming shareholder meeting and proxy information, or the goodwill impairment, we encourage you to contact the bank president at your local bank:  Bank of Upson, 706/647-5426, The First National Bank of Polk County, 770/748-1750, Bank of Chickamauga, 706/375-3112,  or Peachtree Bank, 334/366-2921.

We are working hard to improve the profitability of our Company and we believe we have a team of officers and employees in place to do this.  Thank you for your continued support and investment in SouthCrest.

Sincerely,

/s/ Daniel W. Brinks

Forward-Looking Statements: This letter contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting SouthCrest’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced SouthCrest’s assumptions, but that are beyond SouthCrest’s control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting SouthCrest, (v) greater competitive pressures among financial institutions in SouthCrest’s markets and (vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in SouthCrest’s filings with the Securities and Exchange Commission.